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October 23, 2002

Mr. Joseph L. Hooley
Executive Vice President
State Street Bank and Trust Company
Two Avenue de Lafayette
Boston, MA 02111

Dear Mr. Hooley,

Pursuant to Section 11 of the Custodian Contract (the "Contract") between Metropolitan Series Fund, Inc. (the "Fund") and State Street Bank and Trust Company, we would like to inform you that the Fund has established a new portfolio, the State Street Research Large Cap Value Portfolio, effective May 1, 2002.

In addition, pursuant to Section 9 of the Contract, the Fund has closed three portfolios, the State Street Research Income Portfolio, the State Street Research Money Market Portfolio, and the Loomis Sayles High Yield Bond Portfolio, effective April 29, 2002.

For your convenience, attached to this letter agreement is a complete list of the Fund's twenty portfolios. We wish to have all of the portfolios included in the custodial, transfer agency, and dividend disbursing agency services provided by State Street Bank and Trust Company.

If you are willing to act in the above stated capacities for the portfolios, please countersign both copies of this letter and return one to my attention.

                                                  Sincerely,

                                                  /s/ John F. Guthrie, Jr.
                                                  John Guthrie
                                                  Senior Vice President
                                                  Metropolitan Series Fund, Inc.

Accepted by State Street Bank and Trust Company:


                    By /s/ Joseph L. Hooley
                       -----------------------
                       Joseph L. Hooley
                       ExecutiveVice President

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                         METROPOLITAN SERIES FUND, INC.
                                   Portfolios

State Street Research Aggressive Growth Portfolio

State Street Research Diversified Portfolio

State Street Research Investment Trust Portfolio

State Street Research Aurora Portfolio

State Street Research Large Cap Value Portfolio

Putnam International Stock Portfolio

Putnam Large Cap Growth Portfolio

Harris Oakmark Large Cap Value Portfolio

Janus Mid Cap Portfolio

Janus Growth Portfolio

Neuberger Berman Partners Mid Cap Value Portfolio

Scudder Global Equity Portfolio

T. Rowe Price Large Cap Growth Portfolio

T. Rowe Price Small Cap Growth Portfolio

Lehman Brothers Aggregate Bond Index Portfolio

MetLife Stock Index Portfolio

MetLife Mid Cap Stock Index Portfolio

Morgan Stanley EAFE Index Portfolio

Russell 2000 Index Portfolio

Franklin Templeton Small Cap Growth Portfolio